Exhibit 1.3

English translation for information purposes only. In the event of discrepancy, the Spanish original will prevail.

CEMEX, S.A.B. de C.V.

Summary of the resolutions adopted at the Ordinary General Shareholders’ Meeting held on March 25, 2021, being represented 43,821’309,940 (forty-three billion, eight hundred twenty-one million, three hundred nine thousand, nine hundred forty) shares of the 44,186,912,178 (forty-four billion one hundred eighty-six million nine hundred twelve thousand one hundred seventy-eight) shares with voting rights that constitute the capital stock which represents 99.173% (ninety-nine point one hundred seventy-three thousandths percent) of the outstanding share capital.

In relation to the First Item on the Agenda, by majority vote in favor and with the opposing vote of 146’347,895 (one hundred forty-six million, three hundred forty-seven thousand, eight hundred ninety-five) shares, the following Agreement was made:

FIRST: The following is approved:

a) The Chief Executive Officer’s Report regarding the Company’s performance during fiscal year 2020, the Company’s individual and consolidated Financial Statements of Financial Position, Income (Loss) Statements, Cash Flows Statements and Changes in Stockholders’ Equity Statements, for fiscal year 2020, together with their complementary notes; the Board of Directors’ Report on the transactions and activities in which it intervened during fiscal year 2020; the Annual Report on the activities of the Audit, Corporate Practices and Finance, and Sustainability Committees; the Report containing the main accounting policies and criteria followed in the preparation of the financial information, as well as the Report on the review of the Company’s tax situation; and

b) The ratification of all the acts and actions carried out by the Chief Executive Officer, the Board of Directors and the Audit, Corporate Practices and Finance, and Sustainability Committees.

In relation to the Second Item on the Agenda, by majority vote in favor and with the opposing vote of 1’500,647 (one million, five hundred thousand, six hundred forty-seven) shares, the following Agreement was made:

SECOND: The allocation of profits for the fiscal year ended December 31, 2020 was approved in the following terms: (figures in constant millions of Mexican pesos as of December 31, 2020)

Initial retained earnings:	$28,705
Restitution of retained earnings	$37,639
2020 dividends:	$—
Earnings for the year ended December 31, 2020:	$(32,562)

Retained earnings remainder:	$33,782

In relation to the Third Item on the Agenda, by majority vote in favor and with the opposing vote of 12’420,260 (twelve million, four hundred twenty thousand, two hundred sixty) shares, the following Agreement was made:

THIRD: The following is approved:

The Board of Directors’ Report regarding the procedures and resolutions of such board during fiscal year 2020, based on which the acquisition of CEMEX’s own shares was instructed.

In relation to the Fourth Item on the Agenda, by majority vote in favor and with the opposing vote of 15’921,586 (fifteen million, nine hundred twenty-one thousand, five hundred eighty-six) shares, the following Agreement was made:

FOURTH: The following is approved:

a) To set the amount of U.S.$500,000,000.00 (five hundred million dollars of the United States of America 00/100) or its equivalent in Mexican pesos, as the maximum amount of resources that during fiscal year 2021, and until the next Annual Ordinary Shareholder’s Meeting is held, CEMEX, S.A.B. de C.V. may use for the acquisition of its own shares or securities that represent such shares.

b) Authorize the Company´s Board of Directors to determine the bases on which the acquisition and placement of said shares shall be instructed, designate the persons that shall make the decisions to acquire or place them, appoint those responsible for carrying out the transaction and giving the corresponding notices to the authorities. The Board of Directors and/or attorneys-in-fact or delegates appointed at the time, or the persons responsible for such transactions, shall determine in each case, whether the purchase shall be carried out with a charge to stockholders’ equity as long as the shares belong to the Company, or charged to the share capital, in case it is resolved to convert them into unsubscribed shares to be kept in treasury.

In relation to the Fifth Item on the Agenda, by majority vote in favor and with the opposing vote of 1’342,400 (one million, three hundred forty-two thousand, four hundred) shares, the following Agreement was made:

FIFTH: The following is approved:

The decrease of the variable part of CEMEX, S.A.B. de C.V.´s share capital, in the amount of MXN$3,150,021.51 (three million one hundred and fifty thousand twenty-one Mexican pesos 51/100), through the cancellation of 1,134,484,680 (one billion one hundred thirty-four million four hundred eighty-four thousand six hundred eighty) ordinary nominative treasury shares without par-value, of which 756,323,120 (seven hundred fifty-six million three hundred twenty-three thousand one hundred twenty) are Series A shares and 378,161,560 (three hundred seventy-eight million one hundred sixty-one thousand five hundred sixty) are Series B shares, which were acquired through the repurchase program in fiscal year 2020. The decrease in share capital is made at a theoretical value of MXN$0.00277661 per share.

In relation to the Fifth Item on the Agenda, by majority vote in favor and with the opposing vote of 1’392,693 (one million, three hundred ninety-two thousand, six hundred ninety-three) shares, the following Agreement was made:

SIXTH: The following is approved:

The decrease of the variable part of CEMEX, S.A.B. de C.V.´s share capital, in the amount of MXN$9,466,882.27 (nine million four hundred sixty-six thousand eight hundred eighty-two Mexican pesos 27/100), through the cancelation of 3,409,510,974 (three billion four hundred nine million five hundred ten thousand nine hundred seventy-four) ordinary nominative treasury shares without par-value, of which 2,273,007,316 (two billion two hundred seventy-three million seven thousand three hundred sixteen) are Series A shares and 1,136,503,658 (one billion one hundred thirty-six million five hundred three thousand six hundred fifty-eight) are Series B shares, the entirety of which were authorized to support any new issuance of convertible securities and/or to be subscribed and paid for in a public offering or private subscription, in Mexico or abroad. The decrease in share capital is made at a theoretical value of MXN$0.00277661 per share.

In relation to the Sixth Item on the Agenda, by majority vote in favor and with the opposing vote of 2,345’625,266 (two billion, three hundred forty- five million, six hundred twenty-five thousand, two hundred sixty-six) shares, the following Agreement was made:

SEVENTH: The following is approved:

(a)	Appointing the following persons as members of CEMEX, S.A.B. de C.V.´s Board of Directors:

MR. ROGELIO ZAMBRANO LOZANO	Non-Independent Director
(Criteria: Relevant Director of the Company)
MR. FERNANDO ÁNGEL GONZÁLEZ OLIVIERI	Non-Independent Director
(Criteria: Relevant Officer of the Company)
MR. MARCELO ZAMBRANO LOZANO	Non-Independent Director
(Criteria: First Degree blood relative of the Chairman of the Board of Directors.)
MR. IAN CHRISTIAN ARMSTRONG ZAMBRANO	Non-Independent Director
(Criteria: Fourth Degree blood relative of the Chairman of the Board of Directors.)
MR. TOMÁS MILMO SANTOS	Non-Independent Director
(Criteria: Fourth Degree blood relative of the Chairman of the Board of Directors)
MR. ARMANDO J. GARCÍA SEGOVIA	Independent Director

MR. RODOLFO GARCÍA MURIEL	Independent Director
MR. DIONISIO GARZA MEDINA	Independent Director
MR. FRANCISCO JAVIER FERNÁNDEZ CARBAJAL	Independent Director
MR. ARMANDO GARZA SADA	Independent Director
MR. DAVID MARTÍNEZ GUZMÁN	Independent Director
MR. EVERARDO ELIZONDO ALMAGUER	Independent Director
MR. RAMIRO GERARDO VILLARREAL MORALES	Independent Director
MR. GABRIEL JARAMILLO SANINT	Independent Director
MRS. ISABEL MARÍA AGUILERA NAVARRO	Independent Director

Based on the criteria indicated and the reports of each of the proposed persons, it was found that none of the Directors appointed as Independent Directors fall under the cases specified in article 26 of the Mexican Securities Market Law (Ley del Mercado de Valores).

(b)

Appointing MR. ROGELIO ZAMBRANO LOZANO, MR. ROGER SALDAÑA MADERO and MR. RENÉ DELGADILLO GALVÁN as President, Secretary and Alternate Secretary of CEMEX, S.A.B. de C.V.´s Board of Directors, respectively, the latter two not being Directors.

(c)	That the Directors are exempt from granting surety.

(d)	Appointing the following persons as members of CEMEX, S.A.B. de C.V.´s Audit Committee:

MR. EVERARDO ELIZONDO ALMAGUER

MR. RODOLFO GARCÍA MURIEL

MR. FRANCISCO JAVIER FERNANDEZ CARBAJAL

(e)	Appointing the following persons as members of CEMEX, S.A.B. de C.V.´s Corporate Practices and Finance Committee:

MR. FRANCISCO JAVIER FERNÁNDEZ CARBAJAL

MR. RODOLFO GARCÍA MURIEL

MR. ARMANDO GARZA SADA

(f)	Appointing the following persons as members of CEMEX, S.A.B. de C.V.´s Sustainability Committee:

MR. ARMANDO J. GARCÍA SEGOVIA

MR. FRANCISCO JAVIER FERNÁNDEZ CARBAJAL

MR. IAN CHRISTIAN ARMSTRONG ZAMBRANO

MR. MARCELO ZAMBRANO LOZANO

(g)

Appointing MR. EVERARDO ELIZONDO ALMAGUER, MR. FRANCISCO JAVIER FERNÁNDEZ CARBAJAL and MR. ARMANDO J. GARCÍA SEGOVIA as Presidents of CEMEX, S.A.B. de C.V.´s Audit Committee, Corporate Practices and Finance Committee and Sustainability Committee, respectively. The Secretary and Assistant Secretary of the Board of Directors will act as Secretary and Assistant Secretary of the Audit Committee, Corporate Practices and Finance Committee and Sustainability Committee, without forming part of the aforementioned committees.

In relation to the Seventh Item on the Agenda, by majority vote in favor and with the opposing vote of 53’896,645 (fifty-three million, eight hundred ninety-six thousand, six hundred forty-five) shares, the following Agreement was made:

EIGHT: The proposal for the compensation of the members of the Board of Directors of CEMEX S.A.B. de C.V. is approved, under the following terms: as honoraria for the following twelve-month period, each of the Board Members shall be paid the amount of MXN$448,000.00 (four hundred forty-eight thousand Mexican pesos 00/100) for each meeting they attend, charged to results; and each of the members of the Audit, Corporate Practices and Finance, and Sustainability Committees shall be paid the amount of MXN$108,000.00 (one hundred eight thousand Mexican pesos 00/100) for each committee meeting they attend. The members of the committees created by the Board of Directors shall receive as maximum compensation, the compensation received by the members of the Audit and Corporate Practices and Finance, and Sustainability Committees.

In relation to the Eight Item on the Agenda, by majority in favor and with the opposing vote of 4’321,583 (four million, three hundred twenty-one thousand, five hundred eighty-three) shares, the following Agreement was made:

NINTH: MR. ROGELIO ZAMBRANO LOZANO, MR. FERNANDO ÁNGEL GONZÁLEZ OLIVIERI, MR. ROGER SALDAÑA MADERO and MR. RENÉ DELGADILLO GALVÁN are appointed to appear, jointly or separately, before a Notary Public of their choice to record the minutes of this Shareholder´s Meeting and to formalize the Resolutions adopted and manage their registration in the corresponding Public Registry of Commerce, if necessary.